EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST
Third Quarter 2019 Conference Call
October 30, 2019
10 a.m. CT

Introductory Comments - Jordan Jennings

Good day everyone and welcome to today’s conference call to review the results for Ashford Hospitality Trust for the third quarter of 2019 and to update you on recent developments. On the call today will be: Douglas Kessler, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Chief Operating Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call, and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on October 29, 2019 and may also be accessed through the Company’s website at www.ahtreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the third quarter of 2019 with the third quarter of 2018.

I will now turn the call over to Douglas Kessler. Please go ahead, sir.

Introduction - Douglas Kessler

Good morning, and welcome to our call. I will begin by giving a brief overview of our third quarter 2019 results, followed by the progress we have made executing on our strategy to pursue value-added transactions, disciplined capital markets activity, and aggressive asset management initiatives. After that, Deric will review our financial results and Jeremy will provide an operational update.

Our third quarter performance benefitted from our geographically diverse portfolio, consisting of high-quality, well-positioned assets across the U.S. We believe that this geographic profile provides some very distinct advantages with respect to operating performance. Our Actual RevPAR for all hotels for the quarter increased 3.5%, while Comparable RevPAR for all hotels increased 1.4%. Comparable Total RevPAR increased 1.9% for all hotels, highlighting our focus on growing ancillary revenues. For the third quarter, Comparable RevPAR for hotels not under renovation increased 1.7%. Additionally, we reported AFFO per share of $0.28 and Adjusted EBITDAre of $103.1 million. We believe our portfolio is currently realizing the benefits from our recent capex spending, which is evidenced by the outperformance in our operating results. As we stated earlier this year, going forward, we anticipate our capex spending will be more consistent with our long-term historical levels.

Our approach focuses on how to best capitalize on lodging and financial market opportunities while at the same time being fluid in our strategic efforts. For example, despite the attractive features of our Enhanced Return Funding Program, we currently do not plan to add to our portfolio unless we can transact accretively without increasing our leverage. While we strongly believe the ERFP improves our projected investment returns, we are prepared to be patient before accessing more ERFP capital for new deals given the current stock price.

Additionally, disciplined capital recycling is an important component of our strategy. When we evaluate asset sales, we take into consideration many factors, such as the impact on EBITDA, leverage, capex, RevPAR, etc. Towards this end during the third quarter, we sold the 251-room Marriott Plaza San Antonio in San Antonio, Texas for $34.0 million. The sales price, inclusive of the buyer’s estimated capex, represented a trailing twelve-month cap rate of 4.9% on net operating income and a 17.1x Hotel EBITDA multiple as of June 30, 2019. After the loan payoff and transaction costs, the net proceeds from this sale were approximately $6 million. We also completed the sales of the 156-room Courtyard Savannah Downtown in Savannah, Georgia and the 128-room Hilton Garden Inn in Wisconsin Dells, Wisconsin for $37.8 million. The combined sales price, inclusive of the buyers’ estimated capex, represented a trailing twelve-month cap rate of 5.3% on net operating income and a 16.2x Hotel EBITDA multiple as of June 30, 2019. Proceeds from the sales were used to pay down debt. Note that these sales’ EBITDA multiples are significantly higher than where our overall portfolio is publicly valued, in spite of our portfolio having higher RevPAR than each of these sold hotels. We strongly believe this is indicative of a greater intrinsic value of our assets when compared to current market metrics.

Regarding asset management, I will provide some highlights that Jeremy will cover in more detail. We continue to engage in beneficial strategies that we believe will create long-term value. This month, we announced the sale of a 1.65-acre parking lot adjacent to the Hilton St. Petersburg Bayfront to a condo developer for total consideration of $17.5 million to be paid over time. This price exceeded appraised value. Net proceeds from the first payment tranche resulted in $8.0 million of debt paydown. When finished, the project will provide us with upgraded covered parking for our hotel guests. Also in October, we entered into a new franchise agreement with Marriott International to convert our Crowne Plaza Key West La Concha to an Autograph Collection property by July 2022. The agreement includes a $13.7 million Property Improvement Plan, of which approximately $7.8 million we believe is incremental and should yield a 19% unlevered internal rate of return. We anticipate the conversion will create a distinctive theme and style for the hotel that is commensurate with the upper upscale Autograph product. With its prime location in Old Town Key West, the upbranding of this landmark hotel should elevate the property into a desirable niche in the very attractive, high-barrier-to-entry, high-RevPAR Key West market. We also recently announced a new franchise agreement for the 252-room Hilton Alexandria Old Town whereby the hotel transitioned from being Hilton-managed to being managed by Remington Lodging. We believe that there is a valuation premium for franchised hotels, and this management conversion did not trigger a property improvement plan. Hilton Alexandria, La Concha, and Hilton St. Pete are excellent examples of how we go about unlocking embedded value in our portfolio.

Turning to our balance sheet strategy, we believe in the benefits of an appropriate amount of non-recourse, property-level financing to enhance equity returns. We have a targeted range of net debt to gross assets of 55-60%, and we anticipate returning to that range over time. In fact, you can see that we are working to make progress given that most of our recent sales proceeds were applied to reduce outstanding loan balances. Our loans are mainly floating rate which we believe provides a natural hedge to our cash flows and positions us to benefit from recent interest rate movements. At the beginning of this year, LIBOR was 2.51% and currently it is 1.79%. Every 50bps reduction in LIBOR would result in approximately

$19 million of annual interest savings based upon our current capital structure. In addition, with all of our re-financing activity, we believe we have an attractive, well-laddered maturity schedule.

We also seek to maintain a high cash and cash equivalents balance between 25% and 35% of our equity market capitalization for financial flexibility. We note that this excess cash balance can provide a hedge during uncertain economic times, as well as the requisite funds to capitalize on attractive investment opportunities as they arise. As of the third quarter of 2019, our net working capital totaled $346 million, equating to approximately $2.79 per share, which represents a significant 107% of our current share price as of yesterday’s close. This is really remarkable when you consider that on top of this net working capital we have a portfolio of 118 high quality predominantly upper upscale hotels. Apparently, these assets, many of which have been recently refinanced at reasonable loan-to-value levels, are not getting much equity value credit in the public market.

To help address what we see as an intrinsic value gap, we continue to be active with our investor outreach efforts. We recently held a well-attended Investor Day in New York. If you were not able to join us, I encourage you to go to our website and watch the webcast. For the remainder of the year, and into 2020, we will expand our efforts to get out on the road to meet with investors to communicate our strategy and the attractiveness of an investment in Ashford Trust. We look forward to speaking with many of you during upcoming events.

In summary, we remain committed to generating solid operating performance, completing opportunistic transactions, and proactively managing our balance sheet. We believe we have multiple core competitive advantages that should lead to outperformance and that make Ashford Trust an extremely attractive long-term investment. For example, our investment focus is predominantly on upper upscale, full-service hotels, but we also have balance in our portfolio given that we own select-service hotels as well. With respect to our asset management initiatives, we remain diligent in exploring ways to increase profitability and create more value in our existing assets. Our affiliate companies are high-quality service providers that seek to maximize the value of our assets and improve guest satisfaction. Adding to the list of competitive advantages is our capital markets execution given that we believe we have proven our financial expertise over multiple cycles. With our approximately 17% insider ownership, we believe we have tremendous alignment with our shareholders, which encourages us to think and act like owners to maximize long-term total shareholder returns. Looking ahead, we remain confident that we are well-positioned to outperform.

I will now turn the call over to Deric to review our third quarter financial performance.

Financial Review - Deric Eubanks

Thanks, Douglas.

For the third quarter of 2019, we reported a net loss attributable to common stockholders of $41.8 million, or $0.42 per diluted share.

For the quarter, we reported AFFO per diluted share of $0.28.

Adjusted EBITDAre totaled $103.1 million for the quarter, which represents a 1.3% increase over the prior-year quarter.

At the end of the third quarter, we had $4.1 billion of mortgage loans with a blended average interest rate of 5.3%. Our loans were 9% fixed rate and 91% floating rate. We focus on floating rate financing as we believe it has several benefits. Also, as Douglas mentioned, we believe we have a well-laddered, attractive maturity schedule with a weighted average maturity of 5.0 years assuming all loans are fully extended. Our loans are non-recourse and we have no corporate debt. In terms of upcoming maturities, we have zero final maturities in 2019. When you see loans in our debt table that have extension options, most of those extensions have no tests in order to extend, except that we purchase an interest rate cap and that the loan not be in default. That’s why we include another schedule in our earnings release which shows our debt maturities assuming all extension options are exercised. I will also point out that we have interest rate caps in place on almost all of our debt to protect us against any sort of spike in rates. Additionally, the current forward LIBOR curve shows LIBOR coming down through the remainder of 2019 which would potentially lower our interest costs even further.

Looking at our cash and net working capital, we ended the third quarter with $256 million of cash and cash equivalents and, including the market value of our equity investment in Ashford Inc., we ended the quarter with net working capital of $346 million.

As of September 30, 2019, our portfolio consisted of 118 hotels with 25,017 net rooms.

Our share count at quarter end stood at 124.1 million fully diluted shares outstanding, which is comprised of 102.1 million shares of common stock and 21.9 million OP units.

With regard to dividends, the Board of Directors declared a third-quarter 2019 cash dividend of $0.06 per share, or $0.24 on an annualized basis. Based on yesterday’s stock price, this represents a 9.2% dividend yield.

In October, we entered into a stock purchase agreement with Ashford Inc. Under the agreement Ashford Inc. purchased 393,077 shares of its common stock, for $30 per share, resulting in total proceeds of approximately $11.8 million to the Company. The purchase price reflected a premium of approximately 20% based on the closing price of Ashford Inc. common stock on October 1, 2019. We also announced a plan to distribute the remaining 205,086 shares of Ashford Inc. common stock on a pro-rata basis to Ashford Trust common shareholders and unitholders. The pro-rata distribution is expected to be completed on November 5, 2019 to shareholders of record as of October 29, 2019.

This concludes our financial review, and I would now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management - Jeremy Welter

Thank you, Deric.

Comparable RevPAR for our portfolio grew 1.4% during the third quarter of 2019. Comparable RevPAR for those hotels not under renovation grew 1.7%. This growth represents a 1.0 percentage-point gain and a 0.8 percentage-point gain relative to the total United States and the upper-upscale class nationally, respectively. Year-to-date, Comparable RevPAR for the entire portfolio has grown 1.6%. During the third quarter, Hotel EBITDA was essentially flat, decreasing 0.3%. Year to date, Hotel EBITDA has grown $4.4 million.

I want to update you on the performance of some of our most recent acquisitions, which were acquired in combination with funds from the Enhanced Return Funding Program that we have in place with our advisor, Ashford, Inc. First is the Hilton Alexandria Old Town, which we acquired in June 2018. Comparable RevPAR increased 5.0% during the third quarter. The RevPAR growth represents an increase of 0.5 percentage points relative to the Washington, DC-MD-VA market. The hotel benefitted from July and August citywide compression. When we acquired the hotel, we had the right to convert it from Hilton-managed to a franchise. We exercised this right, and Remington Lodging took over management of the property on October 1st. Remington is budgeting higher RevPAR growth going forward for the hotel than Hilton management was either forecasting or actualizing, indicating untapped potential. In addition, in December, we will begin the buildout of a new lobby grab-and-go market that will be completed during the first quarter of 2020 and should provide additional Total Revenue upside.

Our next ERFP acquisition was La Posada de Santa Fe, which is a hotel in Marriott’s Tribute Portfolio that we acquired in October 2018. During the third quarter, Comparable RevPAR grew 8.8%, driven by 4.8% occupancy growth and 3.9% rate growth. This RevPAR growth represents 3.6 and 3.3 percentage-point growth relative to the hotel’s competitors and the New Mexico North market, respectively. Year to date, Comparable RevPAR has grown 12.7%. Versus the same benchmarks, this growth represents increases of 9.1 and 10.8 percentage points. We continue to see significant growth in transient booking following the Marriott reservation merger. In addition, Marriott Bonvoy redemptions have provided an additional $50,000 of revenue per month. During the third quarter, we were not only able to realize strong revenue growth, but we also saw a 22.6%, or $356,000, increase in Hotel EBITDA, with Hotel EBITDA flow-through of 67%. Year-to-date, Hotel EBITDA has grown 27.4%, or $641,000.

Another ERFP success story has been the acquisition of the Embassy Suites New York Manhattan Times Square in January of this year. Comparable RevPAR during the third quarter grew 14.5%, driven by 10.6% occupancy growth and 3.6% rate growth. This RevPAR growth represents increases of 16.7 percentage points and 16.5 percentage points relative to the New York City market and the Midtown South submarket, respectively. Year to date, Comparable RevPAR has grown 23.7%. Our revenue optimization team has focused on driving longer stays in order to cover shoulder nights. Year to date, Hotel EBITDA has grown $1.7 million, or 42.0%. We plan to continue to build on the success experienced since the property’s opening in 2018.

Following the favorable performance of our recent acquisitions, I want to call attention to the diversity of our portfolio and how we see this as a benefit, especially given where we are in the current cycle. During the third quarter, industry wide RevPAR for the Top 25 Markets decreased 0.4%. RevPAR growth for All Other Markets in the United States was up 1.3%. We expect our RevPAR to continue to benefit from the diversity of our portfolio, especially from those hotels outside of the Top 25 Markets.

Not only is the diversity of our portfolio important, but we are always looking to leverage the value of our assets, as Douglas highlighted earlier, by determining their highest and best use. To that end, we recently announced that our Crowne Plaza Key West La Concha will be converting by July 2022 to Marriott’s Autograph Collection, a diverse portfolio of approximately 180 upper upscale/luxury hotels around the world. Approximately $7.8 million in incremental capital expenditures will be needed to update the exterior, guestrooms, guest bathrooms, corridors, lobby, restaurant, lounge, pool, and meeting space under the Property Improvement Plan. The limited availability of full-service, Marriott-branded product in the heart of supply-constrained Old Town Key West presents us with this unique opportunity to upbrand our hotel and capitalize on Marriott’s strong distribution capability.

Another way in which we are creatively maximizing the value of our assets is evident at the Hilton St. Petersburg Bayfront, where we were able to sell the parking lot adjacent to the property at above appraised value to a developer who will be building a 35-story condominium and parking garage. The end result will be an adjacent potential demand generator along with upgraded covered parking where we will own 205 spaces. We also negotiated a restriction that prevents a future competitive hotel or use as temporary lodging. While we are discussing the Hilton St. Petersburg Bayfront, I would be remiss to not mention that, during the third quarter, Comparable RevPAR grew 10.2%, and Hotel EBITDA grew 28.1%, or $178,000. The RevPAR growth represents increases of 9.8 and 6.5 percentage points relative to the Tampa/St. Petersburg, FL market and the St. Petersburg, FL submarket, respectively. Year to date, Comparable RevPAR has grown 11.9%, and Hotel EBITDA has grown $358,000. The future of this hotel and market look bright.

In addition to our focus on continuously looking for ways to maximize asset value, I will highlight a number of other steps we are taking in order to control costs and drive ancillary income. The following list is meant to be illustrative, but not exhaustive. First, we have analyzed our hotel’s competitors to find opportunities in our restaurant and banquet prices which led us to roll out price increases at many of our properties over the summer. We are also focused on directing eCommerce spending to various digital programs to increase visibility and advertising to the leisure and group segments. For example, in the group segment, we are working diligently to increase exposure to group leads. In terms of cost management, we are utilizing programs to introduce more efficient methods of performing work duties to reduce payroll hours. To save costs and reduce environmental waste, we have added wall-mounted soap and shampoo dispensers in the guest bathrooms at our independent hotels. And lastly, we continue to complete operational deep dives at our properties to ensure expenses are at the proper levels. Given all of the above efforts, we are proud to say comparable Total Hotel Revenue, excluding Rooms Revenue, has increased 4.4% year to date, or $9.8 million.

During 2019, we will continue to invest in our portfolio to maintain competitiveness. In total, we estimate spending approximately $145-$160 million in capital expenditures during the year. This estimate is more in line with industry averages as a percentage of revenues compared to the significantly higher amounts we have deployed in recent years. We have completed guestroom renovations at Marriott DFW Airport, Embassy Suites Crystal City, Hyatt Regency Coral Gables, and five select service hotels. We have also completed lobby renovations at Marriott DFW, Marriott Crystal Gateway, and Westin Princeton. We continuously identify opportunities to create value throughout the portfolio. To that end, the first and second phases of the Renaissance Nashville redevelopment are complete, which included the build-out of meeting and event space. Furthermore, we have identified accretive opportunities to add additional keys within our portfolio, including 2 keys at the Embassy Suites Crystal City and 1 key at the Hyatt Regency Coral Gables.

I want to elaborate more on the Renaissance Nashville. Despite being under major renovation throughout most of 2019, Comparable RevPAR has grown 3.1%. Incredibly, this RevPAR growth represents increases of 5.7 and 4.0 percentage points relative to the hotel’s competitors and Upscale and above chain hotels in the Nashville, CBD submarket. Hotel EBITDA has grown $4.8 million, or 26.0%, with Hotel EBITDA flow-through of 55%. Let me take this opportunity to highlight even further the incredible job our affiliate Premier Project Management has done during this major improvement project. Using their stealth renovation program, which is designed to significantly minimize the impact to guests, Premier has contributed to the hotel gaining significant market share despite being under a substantial, ongoing renovation. Following the renovation, Q4 group pace is up nearly 20% and 2020 group pace is up 15%. Catering pace is up substantially for both of these time periods as well. Not only has Premier helped our bottom line through their work during this renovation, but they were also recently recognized by Marriott for the incredible design and space they created. In addition to Premier’s positive impact on the property, I want to also note that since JSAV audiovisual took over audiovisual services at the hotel, revenue per group room night has increased over 50%.

That concludes our prepared remarks, and we will now open up the call for Q&A.

Douglas Kessler
Thank you for joining today’s call, and we look forward to speaking with you again next quarter as well as seeing those of you who may be attending NAREIT in Los Angeles in mid-November. Thank you.